Exhibit 99.05
Southern Company
Consolidated Earnings As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2016	2015	Change	2016	2015	Change
Income Account-
Retail Electric Revenues-
Fuel	$952	$786	$166	$4,121	$4,437	$(316)
Non-Fuel	2,350	2,243	107	11,113	10,550	563
Wholesale Electric Revenues	471	363	108	1,926	1,798	128
Other Electric Revenues	169	163	6	698	657	41
Natural Gas Revenues	1,078	—	1,078	1,596	—	1,596
Other Revenues	161	13	148	442	47	395
Total Revenues	5,181	3,568	1,613	19,896	17,489	2,407
Fuel and Purchased Power	1,196	956	240	5,111	5,395	(284)
Cost of Natural Gas	480	—	480	613	—	613
Cost of Other Sales	99	—	99	260	—	260
Non-Fuel O & M	1,624	1,096	528	5,240	4,416	824
Depreciation and Amortization	697	519	178	2,502	2,034	468
Taxes Other Than Income Taxes	292	236	56	1,113	997	116
Estimated Loss on Kemper IGCC	206	183	23	428	365	63
Total Operating Expenses	4,594	2,990	1,604	15,267	13,207	2,060
Operating Income	587	578	9	4,629	4,282	347
Allowance for Equity Funds Used During Construction	52	63	(11)	202	226	(24)
Earnings from equity method investments	31	—	31	59	—	59
Interest Expense, Net of Amounts Capitalized	404	228	176	1,317	840	477
Other Income (Expense), net	(27)	(12)	(15)	(93)	(39)	(54)
Income Taxes	34	118	(84)	951	1,194	(243)
Net Income	205	283	(78)	2,529	2,435	94
Less:
Dividends on Preferred and Preference Stock of Subsidiaries	11	12	(1)	45	54	(9)
Net Income Attributable to Noncontrolling Interests	(3)	—	(3)	36	14	22
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$197	$271	$(74)	$2,448	$2,367	$81

Notes

- Certain prior year data may have been reclassified to conform with current year presentation.

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $25 million for January 1, 2016 through September 30, 2016.